Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION COMPLETES SALE OF LAND TO SWERVO DEVELOPMENT

Construction of 19,000-Capacity Amphitheater Expected to Begin in Spring 2023

Shakopee, MN – May 1, 2023 – Canterbury Park Holding Corporation, (“Canterbury” or the “Company”) (NASDAQ: CPHC), today announced that that it has completed the sale of 37 acres of land to Bloomington Investments, LLC, an entity related to Swervo Development (“Swervo”), for total consideration of $8.8 million. The land sold is situated adjacent to County Road 83 and Unbridled Avenue in the northeast corner of Canterbury’s campus. With the land sale and government approvals now complete, Swervo expects construction of its planned 19,000-capacity open air amphitheater to begin this Spring, with the venue opening anticipated to be Summer 2025. Following the land sale, Canterbury will continue the redevelopment of the horse stabling area, which serves its racing business, with new barns and a new dormitory complex.

“We are thrilled to complete this land sale to Swervo and excited to work with them as they begin to transform the northeast corner of our campus into a premier destination for live music and entertainment,” said Randy Sampson, President and Chief Executive Officer of Canterbury. “We believe the amphitheater will create long-term opportunities for our companies to collaborate as we further enhance the entertainment product we offer at Canterbury Park and Canterbury Commons. Furthermore, the amphitheater represents a critical first step in the evolution of our entertainment district that ultimately will include more than 40 additional acres for development.”

Canterbury Park announced plans for Canterbury Commons in 2018, laying out its vision for the creation of a multi-use redevelopment of underutilized property in Shakopee, Minnesota that complements the Company’s existing operations and creates an entertainment district where people will “live, work, play and stay.” A 28,000 square foot premium office building was completed by Greystone Construction in 2021, and a new brewery and restaurant are scheduled to open in early Summer 2023. In addition, more than 1,000 units of upscale residential apartments and for-sale townhomes are in various stages of completion or construction.

“There is tangible construction momentum across Canterbury Commons and our efforts continue to show promise on the business development front,” added Canterbury’s Vice President of Real Estate, Jason Haugen. “Our team recognizes the tremendous potential of Canterbury Commons, and we are committed to curating a number of uses as we target entertainment options and brands that are new to the greater Shakopee community and the State of Minnesota. We look forward to sharing more about our plans in the coming months and believe this project will be a source of pride for our community.”

For more information visit http://www.canterburycommons.com.

About Canterbury Park

Canterbury Park Holding Corporation (Nasdaq: CPHC) owns and operates Canterbury Park Racetrack and Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company generally offers live racing from May to September. The Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is also pursuing a strategy to enhance shareholder value by the ongoing development of approximately 140 acres of underutilized land surrounding the Racetrack that was originally designated for a project known as Canterbury Commons™. The Company is pursuing several mixed-use development opportunities for the remaining underutilized land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning possible or anticipated future financial performance, operations, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to risks and uncertainties which could affect the Company’s actual results and cause actual results to differ materially from those indicated in the forward-looking statements.

The Company describes these risks and uncertainties in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. They include, but are not limited to: the termination of purse enhancement payments and marketing payments as a result of the expiration of the Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community; the effect that the COVID-19 coronavirus pandemic and resulting precautionary measures may have on the Company as an entertainment venue or on the economy generally; material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; any decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; the Company’s ability to successfully develop its real estate, including the effect of competition on the Company’s real estate development operations and its reliance on its current and future development partners; temporary disruptions or changes in access to the Company’s facilities caused by ongoing infrastructure improvements; and other factors that are beyond the Company’s ability to control or predict.

These forward-looking statements speaks only as of the date of this press release. The Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

Contacts

Media

Jeff Maday

Media Relations Manager

Canterbury Park Holding Corporation

952-496-6408 or 952-292-7524 or Jmaday@canterburypark.com

Investors

Randy Dehmer	Richard Land, Jim Leahy
Senior Vice President and Chief Financial Officer	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cphc@jcir.com
952-233-4828 or investorrelations@canterburypark.com